Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

January 22, 2026

Tharimmune, Inc.

34 Shrewsbury Ave, Suite 1C

Red Bank, NJ 07701

Ladies and Gentlemen:

We have acted as special counsel to Tharimmune, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of (i) 1,800,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase 17,000,000 shares of Common Stock (the “Warrant Shares”), to pursuant to an underwriting agreement dated January 20, 2026 by and among the Company and Clear Street LLC, as the sole bookrunner (the “Underwriting Agreement”). The offering of the Shares and Pre-Funded Warrants were made under a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 9, 2026 (Registration No. 333-292648) (the “Registration Statement”), and are being offered pursuant to a base prospectus dated January 16, 2026 (the “Base Prospectus”), and a prospectus supplement dated January 20, 2026 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of (a) the Registration Statement, (b) the Prospectus, (c) an executed copy of the Underwriting Agreement, (e) the certificate of incorporation and bylaws of the Company, as amended through the date hereof, and (f) certain resolutions of the board of directors of the Company or committees thereof. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable as a basis for the opinion set forth below.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and public officials. We have also assumed, with respect to the issuance of the Shares and Warrant Shares, the amount of valid consideration paid in respect of such Shares and Warrant Shares will equal or exceed the par value of such Shares. We have not independently established the validity of the foregoing assumptions.

This opinion letter is limited to the federal laws of the United States of America, the laws of the State of New York and the Delaware General Corporation Law. We express no opinion, and make no statement, as to the laws, rules, or regulations of any other jurisdiction or as to the municipal laws or the laws, rules, or regulations of any local agencies or governmental authorities of or within the State of Delaware and New York, or as to any matters arising thereunder or relating thereto. We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue-sky laws of the various states to sales of the Shares and Pre-Funded Warrants.

Based on, and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that (i) the Shares have been duly authorized and, when issued and delivered by the Company pursuant to the provisions of the Underwriting Agreement against payment of the requisite consideration therefor, will be validly issued, fully paid, and non-assessable, and (ii) the Pre-Funded Warrants have been duly authorized and, when issued and delivered by the Company pursuant to the provisions of the Underwriting Agreement, will constitute the legally and validly binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); and (iii) the Warrant Shares have been duly authorized and reserved for issuance and, upon issuance and delivery upon exercise of the Pre-Funded Warrants in accordance with their terms and against payment of the exercise price therefor, will be validly issued, fully paid and nonassessable.

The opinions set forth herein are given as of the date hereof, and we undertake no obligation to update or supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstances that changes or may change our opinion set forth herein after the date hereof or for any other reason.

We consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated January 21, 2026. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Reed Smith LLP
REED SMITH LLP